Allied Research Corporation              EXHIBIT 21

                              LIST OF SUBSIDIARIES


1.    Mecar S.A., a Belgian Corporation

    Wholly-owned and majority owed Belgian subsidiaries of Mecar S.A.

    A.  Mecar Immobliere S.A.

    B.  Sedachim, S.I.

    C.  Tele Technique Generale

           Detectia, N.V. (0.2% owned)

    D.  VSK Electronics N.V.

           Classics, B.V.B.A.

           Detectia, N.V. (99.8% owned)

           Belgian Automation Units, N.V. (100% owned)

           I.D.C.S., N.V.

           VSK Electronics, S.A. (a French Company)


2.    Barnes & Reinecke, Inc., a Delaware Corporation


3.    Allied Research Corporation Limited, a U.K. Corporation


4.    ARC Services, Inc., a Delaware Corporation

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